Exhibit 10 (n)

TRUST AGREEMENT

THIS TRUST AGREEMENT (hereinafter referred to as "Agreement") made as of this 19th day of January 1990, by and between Tasty Baking Company, a Pennsylvania Corporation (hereinafter referred to as "Company"), and Meridian Trust Company (hereinafter referred to as "Trustee").

W I T N E S S E T H:

WHEREAS, On October 16, 1987, the Company established a Retirement Plan for Directors (hereinafter referred to as "Plan"), attached hereto as Exhibit "A", which grants retirement benefits to members of the Board of Directors of the Company (hereinafter referred to as "Directors"); and

WHEREAS, the Company wishes to establish a trust (hereinafter called "Trust") and to transfer to the Trust, but only upon a Potential Change of Control of the Company, a certain sum of money which shall be held therein, subject to the claims of the Company's creditors in the event of the Company's insolvency, until paid to the Directors as beneficiaries of the Trust (hereinafter referred to as "Trust Beneficiaries") as retirement income benefits (hereinafter referred to as "Benefits") in such amount and manner and at such times as specified in the Plan; and

WHEREAS, the Trustee is independent of, and is not subject to the direct or indirect control of, either the Company or the Trust Beneficiaries;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE I: TRUST FUND.

A. Except as provided in Article IV, the Trust hereby established shall be irrevocable.

B. The Trust is intended to be a grantor trust, within the meaning of Section 671 of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

C. The principal of the Trust, and any earnings thereon which are not paid to the Company as provided in Article IV and Article V, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes herein set forth. Neither the Trust Beneficiaries, nor the Plan, shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time such assets are paid to the Trust Beneficiaries as Benefits as provided in Article III of this Agreement. All rights created under the Plan and this Agreement in the Trust Beneficiaries shall be mere unsecured contractual rights against the Company.

ARTICLE II: CONTRIBUTIONS BY THE COMPANY.

A. Upon a Potential Change in Control (as hereinafter defined) of the Company, the Company shall transfer to the Trustee that sum of money which is sufficient to purchase from an insurance company (the "Insurance Company") with a rating of B or better in Best's annuities which will provide the benefits in the amounts and at the times due to all Trust Beneficiaries of the Plan. For purposes of determining the purchase price of such annuity policies, the retirement date for the Directors who are Trust Beneficiaries shall be presumed to be the date upon which the Potential Change in Control occurred.

B. A Potential Change in Control occurs when the Company (1) has entered into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; (2) any person or entity has publicly announced an intention to take or consider taking actions which if consummated would constitute a Change in Control of the Company; (3) any person or entity, excluding persons or entities who on the date hereof have such "beneficial ownership", has become the "beneficial owner" (as determined pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities; or (4) the Board of Directors of the Company has adopted a resolution to the effect that such a Potential Change in Control of the Company has occurred.

C. A Change in Control is that change in control of the Company which is of a nature which would be required to be reported to the Securities and Exchange Commission pursuant to Schedule 14A of Regulation 14A or any successor provision (whether or not the Company is then subject to such reporting requirements). A Change in Control will be deemed to have occurred if any person other than persons or entities who on the date hereof have such "beneficial ownership", is or becomes the "beneficial owner" (as determined pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) of 25% or more of the combined voting power of the outstanding securities of the Company, or if during any two consecutive year periods, the directors at the beginning of such periods cease for any reason during the two-year period to constitute a majority of the Board of Directors of the Company.

D. If a Change in Control occurs, the Trustee shall purchase an annuity contract with respect to each Trust Beneficiary providing monthly payments to the Trustee of amounts due the Trust Beneficiary under the Plan. Written notice of such event received by the Trustee from the Board of Directors or the Chief Executive Officer of the Company shall be sufficient evidence of a Change of Control. Upon a Change in Control, the Company shall contribute to the Trust such additional sums as shall reflect a recomputation of the Trust Beneficiaries' Benefits as of the date of the commencement of payment of such Benefits.

E. The Trustee shall cause each annuity contract to contain a provision requiring, on notice to the Insurance Company from the Trustee, the cessation of payments in the event the Company becomes insolvent within the meaning of Article IV of this Trust Agreement and the payment of such annuities or the cash surrender value thereof to the person or entity entitled thereto under Article IV.B.2 of this Trust Agreement.

F. If a Change in Control does not occur within one year of the Potential Change in Control, then all sums contributed to the Trust by the Company shall be returned to the Company together with any income earned thereon.

ARTICLE III: PAYMENT TO TRUST BENEFICIARIES.

A. The Trustee shall make payments of Benefits to the Trust Beneficiaries from the assets of the Trust in accordance with the terms set forth in the Plan, if and to the extent (i) assets are available for distribution; and (ii) at the time of each payment the Trustee does not have actual knowledge of the insolvency of the Company as provided in Article IV.C.

B. If the assets of the Trust, which are not paid to the Company as provided in Article IV, are not sufficient to make payments to the Trust Beneficiaries in accordance with the terms set forth in the Plan, the Trustee shall abate the payments pro rata and the Company shall pay the balance of any such payments as they fall due.

ARTICLE IV: TRUSTEE'S RESPONSIBILITY WHEN THE
COMPANY IS INSOLVENT.

A. The Company shall be considered insolvent for the purposes of this Agreement if (i) the Company is unable to pay its debts as they mature, or (ii) the Company is subject to a pending proceeding as a debtor under the Bankruptcy Code.

B. At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company as hereinafter set forth.

1. At such time as the Trustee has actual knowledge, or has determined, that the Company is insolvent, the Trustee shall deliver the Trust assets to satisfy such claims in such manner as a court of competent jurisdiction may direct.

2. The Board of Directors and the Chief Executive Officer of the Company shall inform the Trustee in the event the Company becomes insolvent. If the Company or a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become insolvent, the Trustee shall independently determine, within 30 days after receipt of such notice, whether the Company in insolvent. Pending such determination, the Trustee shall notify the Insurance Company to discontinue payments to the Trust and the Trustee shall hold the Trust assets for the benefit of the Company's general creditors. The Trustee shall notify the Insurance Company to resume payments to the Trust and the Trustee shall resume payments to the Trust Beneficiaries in accordance with Article III of this Agreement only after the Trustee has determined that the Company is not insolvent (or is no longer insolvent, if the Trustee initially determined the Company to be insolvent).

3. Unless the Trustee has actual knowledge of the Company's insolvency, the Trustee shall have no duty to inquire whether the Company is insolvent and shall continue making payments to Trust Beneficiaries until he has such actual knowledge. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee which will give the Trustee a reasonable basis for making a determination concerning the Company's solvency.

4. Nothing in this Trust Agreement shall in any way diminish any rights of a Trust Beneficiary to pursue his rights as a general creditor of the Company with respect to his Benefits.

C. If the Insurance Company discontinues payments to the Trust pursuant to Article IV.B, of the Agreement, and subsequently resumes such payments, the first payment to the Trust Beneficiaries following such discontinuance shall include the aggregate amount of all payments which would have been made to the Trust Beneficiaries (together with interest on the amount delayed calculated at the long-term applicable federal rate) in accordance with the terms set forth in the Plan during the period of such discontinuance, less the aggregate amount of any payments made to the Trust Beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

ARTICLE V: PAYMENT TO THE COMPANY.

Except as provided in Article II.F and Article IV, the Company may not direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payments have been made to the Trust Beneficiaries pursuant to the terms set forth in the Plan.

ARTICLE IV: ACCOUNTING BY THE TRUSTEE.

A. The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be done, including such specific records as shall be agreed upon in writing between the Company and the Trustee. All such accounts, books and records shall be open to inspection and audit at all reasonable times by the Company and by the Trust Beneficiaries.

B. Within 90 days following the close of each calendar year and within 90 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company and the Trust Beneficiaries a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by the Trustee, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities, and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

ARTICLE VII: DUTIES AND POWERS OF THE TRUSTEE.

A. The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to anyone for any action taken pursuant to a direction, request, or approval given by the Company or the Trust Beneficiaries contemplated by and complying with the terms of this Agreement and/or the Plan, and to that extent shall be relieved of the prudent man rule for investments.

B. The Trustee shall not be required to undertake or to defend any litigation arising in connection with this Agreement, unless it be first indemnified by the Company against its prospective costs, expenses and liability, and the Company hereby agrees to indemnify the Trustee for such costs, expenses and liability.

C. The Trustee may consult with legal counsel (who may also be counsel for the Trustee generally) with respect to any of the Trustee's duties or obligations hereunder, and shall have no liability for any losses occasioned by the Company or any Trust Beneficiary as a result of acting or refraining from acting in accordance with the advice of such counsel.

D. The Trustee may hire agents, accountants, actuaries and financial consultants.

E. The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust in order to fund the Supplemental Benefits payable to the Trust Beneficiaries:

1. The Trustee shall have no power, except in accordance with Article III of this Agreement, to name as a beneficiary of any policy any person or entity other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

2. The Trust shall own any insurance policies purchased hereunder outright, subject to any claims of creditors as provided in Article IV.B of this Agreement.

3. The Insurance Company shall not be responsible to see to the execution of performance of this Trust.

ARTICLE VIII: COMPENSATION AND EXPENSES OF THE TRUSTEE.

The Trustee shall be entitled to receive from the Company such reasonable compensation for his services as shall be agreed upon by the Company and the Trustee. All expenses incurred with respect to the administration of the Trust shall be paid by the Company, including, without limitation, expenses for items expressly referred to in Article VII.

ARTICLE IX: REPLACEMENT OF THE TRUSTEE.

A. The Trustee may be removed at any time by the Company, with the consent of the Trust Beneficiaries, or may resign, in which case a new trustee, which shall be independent and not subject to direct or indirect control of, or an agent of, either the Company or the Trust Beneficiaries, shall be appointed by the Company with the consent of the Trust Beneficiaries.

B. Any successor Trustee shall have all of the powers of the original Trustee.

C. No bond shall be required of any Trustee.

D. The Company releases and discharges the Trustee and his successors of and from all liability for any act of omission or commission as long as they act in good faith.

ARTICLE X: AMENDMENT OR TERMINATION.

A. This Agreement may be amended any time and to any extent by a written instrument executed by the Trustee and the Company and consented to by all of the Trust Beneficiaries.

B. The Trust shall not terminate until the date on which the Trust Beneficiaries are entitled to no more Benefits pursuant to the Plan, unless sooner rendered inoperative in accordance with Article IV.B.1 of this Agreement.

C. Upon termination of the Trust as provided in Article X.B of this Agreement, any assets remaining in the Trust shall be returned to the Company after all debts and obligations of the Trust then outstanding shall have been satisfied from such assets.

ARTICLE XI: ALIENATION AND ASSIGNMENT.

Amounts payable to the Trust Beneficiaries under this Agreement may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process.

ARTICLE XII: MISCELLANEOUS.

A. Notices. Notice to the parties to this Agreement shall be sent to:

Company:	Tasty Baking Company
c/o Nelson G. Harris, President
2801 Hunting Park Avenue
Philadelphia, PA 19129

and Trustee:	Meridian Trust Company
5 Penn Center Plaza
Philadelphia, PA 19103

and Trust
Beneficiaries:	Mr. Philip J. Baur, Jr.
1323 Horsham Road
Ambler, PA 19002

with a copy to each Trust Beneficiary
at his address of record with the Company.

B. Waiver of Provisions. Any waiver at any time by either party hereto of its rights with respect to any matter arising in connection with this Agreement shall not be deemed to be a waiver with respect to any subsequent matter. Any waiver at any time by either party hereto as to any right under this Agreement shall not affect any other right or obligation held by such party under this Agreement.

C. Alteration of Terms. No alteration or variation of the terms of this Agreement shall be valid unless in writing and signed by the parties hereto.

D. Board of Directors. Whenever reference is made in this Agreement to the Board of Directors of the Company the reference shall be only to such members who are not entitled to receive benefits under the Plan at the time of the action referred to and a majority of that number shall constitute action by the Board of Directors for purposes of this Agreement.

E. Valid and Binding Agreement. The Company and the Trustee intend to be legally bound by this Agreement in accordance with its terms.

F. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company and the Trustee have executed or caused its authorized officers to execute this Agreement as of the date first above written.

Attest:	TASTY BAKING COMPANY

/s/ Elizabeth H. Gemmill	By:/s/ P. J. Baur, Jr.
Secretary

The Trustee hereby accepts the Trust:

/s/ Thomas C. McCoy
Trustee

COMMONWEALTH OF PENNSYLVANIA	:
: SS.
COUNTY OF	:

On this, the 19th day of January, 1990, before me, the undersigned Notary Public, personally appeared P. J. Baur, Jr. who acknowledged himself to be an officer of TASTY BAKING COMPANY, a corporation, and that he as such being authorized to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as officer.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

/s/ Elaine L. Tomkowicz
Notary Public

My Commission Expires:

Notarial Seal
Elaine Tomkowicz, Notary Public
Philadelphia, Philadelphia County
My Commission Expires July 22, 1992
Member, Pennsylvania Association of Notaries

November 30, 2006

SEI Private Trust Company
One Freedom Valley Drive
Oaks, Pennsylvania 19456
Attention:  Carl Bechdel, Vice-President

Re:           Trust Administrative Procedures

Ladies and Gentlemen:

I, the undersigned, am a duly authorized representative of Tasty Baking Company, a Pennsylvania corporation (the “Company”).  The Company previously entered into certain trust agreements with Wachovia Bank, NA, successor to Meridian Trust Company (the “Prior Trustee”) to provide services to the trusts established by the Company in connection with the Tasty Baking Company Supplemental Executive Retirement Plan and the Tasty Baking Company Retirement Plan for Directors (each a “Trust,” and collectively the “Trusts”).  The Prior Trustee has resigned effective December 31, 2006 and the Company has acted in accordance with the terms of each Trust agreement to appoint SEI Private Trust Company (the “Trustee”) to provide services as successor Trustee effective beginning January 1, 2007, and the Trustee is so willing to serve the Trusts commencing on that date in accordance with the terms of each Trust agreement.

This letter is intended to clarify and direct the Trustee as to certain procedures for administering the Trusts, as set forth below.  Any capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Trust agreements.  The Trust administrative procedures shall be as follows:

1.
Potential Change of Control.  In the event that the Company transfers assets to the Trusts in connection with a Potential Change of Control, the Trustee shall invest and reinvest the principal and income of the Trusts and exercise the voting rights with respect to the assets of the Trusts solely at the direction from the Company, or a properly appointed investment manager, to the extent that the investment manager has such authority.  Discretionary authority for the management and control of the assets from time to time held in Trusts may be retained, allocated or delegated, as the case may be, for one or more purposes, by the Company to and among an investment manager or investment managers.  The Trustee shall be fully protected in acting upon any instruction it receives from the Company or a properly appointed investment manager.  If a Change of Control does not occur within the time specified under the Trust agreements, the Company shall provide the Trustee with written direction to liquidate the assets of the Trusts, and return the proceeds of such liquidation to the Company.

2801 Hunting Park Avenue, Philadelphia, PA 19129-1392 Tel:  (215) 221-8500

SEI Private Trust Company
November 30, 2006

2.
Change of Control.  In the event of an actual Change of Control, the Company shall direct the Trustee to purchase an annuity with respect to each Trust Beneficiary, pursuant to the terms of the Trust agreement.  Such annuities shall provide for a cash surrender value.  The Trustee may delegate the responsibility for securing annuities in the marketplace to an affiliate of the Trustee, who may receive a reasonable fee for the provision of services which shall be more fully described at the time such annuity contracts are purchased.  The Company’s actuaries shall calculate and provide to the Trustee the amount needed to purchase annuities to fund the benefits due each Trust Beneficiary. Immediately prior to or upon the Change of Control, the Company shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amount payable in respect of each Trust Beneficiary, the form in which such amount is to be paid and the commencement date and frequency of such payments.  The Trustee will receive the payments from such annuity contracts, deposit those payments into the applicable Trust and make such benefit payments directly to the Trust Beneficiaries in accordance with the Payment Schedule and the Trust agreement.  The Company shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the plans, and payment of amounts withheld to the appropriate taxing authorities.

3.
Insolvency.  In the event that the Trustee has actual knowledge that the Company is Insolvent, and the Trustee has discontinued the payment of benefits to the Trust Beneficiaries, the Trustee shall maintain intact any annuities held by the Trusts unless and until it becomes necessary to surrender such annuities to pay the claims of general creditors of the Company as directed by a court of competent jurisdiction.  If the Trustee subsequently receives evidence satisfactory to it that the Company is not Insolvent (or is no longer Insolvent), the Trustee will resume the payment of benefits to the Trust Beneficiaries, if and to the extent assets are available for distribution.  The Company shall provide written direction to the Trustee as to the amount of the first such payment due (including any missed payments together with interest calculated pursuant to the Trust agreements, less any amounts paid in lieu thereof by the Company).  To the extent that an annuity was surrendered due to the Company’s Insolvency, the Trustee shall resume scheduled payments from the proceeds thereof remaining in the Trust.  The Trustee shall inform the Company when such Trust assets have been depleted, and the Company shall pay to the Trust Beneficiary the balance of any scheduled payments as they fall due.

4.
Indemnification.  If Trustee undertakes or defends any litigation arising in connection with the Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) relating thereto.  If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the assets of the Trust itself.  Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder and the Trustee shall not be deemed imprudent by reason of its taking or refraining from taking any action in accordance with the opinion of counsel.  The Company agrees, to the extent permitted by law, to fully and forever indemnify and hold the Trustee harmless from and against any claims, losses, damages, expenses and liability that the Trustee may incur in the administration of the Trust, unless arising from the Trustee’s own negligence and/or own willful breach of the provisions of either the applicable Trust agreement or this letter, provided however that the parties to this letter agree that in the instance where the Trustee has been found merely (and not grossly) negligent in the provision of services, damages shall be limited to one (1) year’s worth of fees for services rendered by the Trustee.

SEI Private Trust Company
November 30, 2006

By executing this letter, the Company and the Trustee each agree to the administrative procedures set forth above.  No alteration or variation of these administrative procedures shall be valid unless in writing and consented to by the Company and the Trustee.

Sincerely,

/s/Eugene P. Malinowski
Eugene P. Malinowski
Corporate Treasurer

ACCEPTED AND ACKNOWLEDGED BY:
SEI PRIVATE TRUST COMPANY

By:  /s/Carl Bechdel

Print:  Carl Bechdel

Title:  VP

Date:  11/29/06